Exhibit 107
Calculation of Filing Fee Table
Form
S-8
(Form Type)
NiSource Inc.
(Exact Name of Registrant as Specified in its Charter)
Newly Registered Securities

Note #	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

1	Equity	Common Stock, no par value	Other	1,300,000	$31.185	$40,540,500	0.00014760	$5,983.78

	Total Offering Amounts					$40,540,500		$5,983.78

	Total Fee Offsets							0

	Net Fee Due							$5,983.78

Fee Note #	Fee Note Text
(1)	Represents 1,300,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of NiSource Inc. (the “Company”) being registered hereon that are authorized for issuance under the Amended and Restated NiSource Inc. Employee Stock Purchase Plan (the “Plan”). Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also covers such additional and indeterminate number of shares as may become issuable pursuant to the provisions of the Plan relating to adjustments for changes resulting from a stock dividend, stock split or similar change. The proposed maximum offering price per share and proposed maximum aggregate offering price for the shares of the Common Stock covered by this Registration Statement have been estimated in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The price of $31.185 per share represents the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on August 7, 2024.